Exhibit 99.1

FOR IMMEDIATE RELEASE

July 18, 2007

A. O. Smith announces record second quarter earnings of $.87 per share; raises 2007 forecast to $2.85-$3.00 per share

Milwaukee, Wis.—A. O. Smith Corporation (NYSE:AOS) today announced record second quarter net earnings of $27.0 million or $.87 per share on sales of $611.5 million.

Second quarter net earnings increased nearly eight percent compared with net earnings of $25.1 million or $.81 per share in the second quarter of last year. Second quarter 2006 results included an after-tax gain of $3.2 million or $.10 per share on foreign currency contracts related to the April 2006 GSW acquisition. A lower tax rate in the second quarter of 2007 contributed approximately $.06 per share in year over year earnings per share growth.

Second quarter sales of $611.5 million were three percent higher than sales in the second quarter of 2006.

For the first six months of the year, the company earned $46.5 million or $1.50 per share compared with $40.6 million or $1.31 per share for the first six months of last year. Six month 2007 sales of $1.19 billion were approximately 13 percent higher than six month 2006 sales of $1.05 billion.

“Continued strength in China, improved sales in the global commercial markets, and cost reduction initiatives in both of our businesses more than offset a sluggish U.S. housing market,” Paul W. Jones, chairman and chief executive officer, commented. “Despite the weakness in housing, our financial performance during the first half of the year was strong. Accordingly, we are increasing our 2007 earnings forecast to a range of between $2.85 and $3.00 per share.”

Water Products

Second quarter sales of $354.2 million were $11.3 million or three percent higher than the same period in 2006 reflecting increased sales of commercial water heating equipment and continued strong growth in China. Revenue in the residential market segment was similar to the second quarter of 2006.

Operating profit of $37.0 million increased $3.8 million or 11 percent over the second quarter of 2006. The increase resulted from higher sales of better margin products. Operating profit margin was 10.4 percent compared to 9.7 percent last year.

As announced in June, the company and Fagor Electrodomesticos signed an agreement to jointly invest in a new company to manufacture residential wall-hung gas combination boilers in China. “We believe “Combi Boilers” represent a rapidly growing product category that complements and extends our residential water heating footprint in China,” commented Jones. The new company will be located in Nanjing and is expected to begin production in 2008.

Electrical Products

Second quarter sales of $258.5 million were slightly higher than the second quarter of 2006. Increased sales in the company’s distribution and commercial hermetic motor market segments and improved pricing more than offset lower sales to the residential hermetic, pump and home appliance motor market segments which were negatively impacted by the slow-down in U.S. residential housing construction.

Operating profit of $18.2 million was approximately ten percent higher than last year’s second quarter primarily as a result of lower restructuring expense, repositioning savings and cost reduction initiatives, which more than offset the impact from a decline in units sold. Second quarter operating profit margin increased to 7.0 percent compared to 6.5 percent last year.

Sales in the company’s commercial hermetic motor business in China continued to demonstrate strong growth in the second quarter as the company broke ground on a new facility for its operation in Yueyang, China. Yueyang, along with the company’s operation in Suzhou, China, manufactures hermetic motors used by global manufacturers in air conditioning and refrigeration applications.

2007 Outlook

“We believe the domestic housing market will remain weak for the foreseeable future,” Jones said. “And this weakness has partially offset the strength of our commercial and Chinese businesses as well as the positive impact of the company’s ongoing cost reduction activities.”

“Nonetheless, on the strength of our performance through the first six months of the year and continued confidence in our plan we recently announced a six percent increase in our dividend. And for the year we are narrowing and raising our earnings forecast to a range of $2.85 to $3.00 per share,” Jones stated.

A. O. Smith will broadcast a live conference call at 10:00 a.m. (Eastern Daylight Time) today. The call can be heard on the company’s web site, www.aosmith.com. An audio replay of the call will be available on the company’s web site after the live event.

Forward-looking statements

This release contains statements that the company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” or words of similar meaning. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Factors that could cause such a variance include the following: significant volatility in raw material prices; competitive pressures on the company’s businesses; instability in the company’s electric motor and water products markets; weakening in housing construction; or adverse changes in general economic conditions.

Forward-looking statements included in this press release are made only as of the date of this release, and the company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

A. O. Smith Corporation, with headquarters in Milwaukee, Wis., is a diversified manufacturer serving customers worldwide. The company is one of the world’s leading manufacturers and marketers of residential and commercial water heating equipment, offering a comprehensive line featuring the best-known brands in the industry. It is also one of North America’s largest manufacturers of electric motors, with an extensive line of hermetic, fractional horsepower, and integral horsepower motors for residential, commercial, and industrial applications. A. O. Smith employs approximately 19,500 people at facilities in the United States, Mexico, China, Canada, and Europe.

A. O. SMITH CORPORATION

(condensed consolidated financial statements -

dollars in millions, except per share data)

Statement of Earnings

(unaudited)

	Three Months ended June 30		Six Months ended June 30
	2007	2006	2007	2006
Net sales	$611.5	$594.5	$1,188.7	$1,053.7
Cost of products sold	476.7	467.9	931.1	828.2

Gross profit	134.8	126.6	257.6	225.5

Selling, general and administrative	90.4	85.9	178.7	154.4
Restructuring and other charges	1.6	1.8	2.8	3.3
Interest expense	7.0	7.5	13.8	10.5
Other income	(0.5)	(4.8)	(0.3)	(0.4)

	36.3	36.2	62.6	57.7
Tax provision	9.3	11.3	16.1	17.3

Earnings from continuing operations	27.0	24.9	46.5	40.4
Discontinued operations after tax	—	0.2	—	0.2

Net Earnings	$27.0	$25.1	$46.5	$40.6

Diluted Earnings Per Share of Common Stock
Continuing Operations	0.87	0.80	1.50	1.30
Discontinued Operations	—	0.01	—	0.01

Net	$0.87	$0.81	$1.50	$1.31

Average Common Shares Outstanding (000’s omitted)	30,999	31,060	31,002	30,992

A. O. SMITH CORPORATION

Balance Sheet

(dollars in millions)

	(unaudited)
	June 30 2007	December 31 2006
ASSETS:
Cash and cash equivalents	$30.1	$25.8
Receivables	424.6	378.7
Inventories	300.4	297.3
Deferred income taxes	26.7	22.3
Other current assets	40.2	35.9

Total Current Assets	822.0	760.0

Net property, plant and equipment	423.0	427.2
Goodwill and other intangibles	599.8	587.5
Other assets	65.4	65.2

Total Assets	$1,910.2	$1,839.9

LIABILITIES AND STOCKHOLDERS’ EQUITY:

Trade payables	$294.7	$286.6
Accrued payroll and benefits	41.9	43.5
Product warranties	37.4	32.0
Long-term debt due within one year	6.9	6.9
Other current liabilities	65.8	68.3

Total Current Liabilities	446.7	437.3

Long-term debt	446.5	432.1
Other liabilities	176.8	166.8
Pension liabilities	102.6	98.5
Deferred income taxes	13.0	20.6
Stockholders’ equity	724.6	684.6

Total Liabilities and Stockholders’ Equity	$1,910.2	$1,839.9

A. O. SMITH CORPORATION

STATEMENT OF CASH FLOWS

(dollars in millions)

(unaudited)

	Six Months ended June 30
	2007	2006
Operating Activities
Net earnings	$46.5	$40.6

Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation & amortization	34.2	30.9
Net changes in operating assets and liabilities, net of acquisitions:
Current assets and liabilities	(48.9)	(30.6)
Noncurrent assets and liabilities	5.6	(11.1)
Other	0.9	1.5

Cash Provided by Operating Activities	38.3	31.3

Investing Activities
Acquisition of businesses	—	(329.0)
Capital expenditures	(28.3)	(24.8)
Proceeds from sale of investments	—	48.3
Purchase of investments	—	(36.0)

Cash Used in Investing Activities	(28.3)	(341.5)

Financing Activities
Long-term debt incurred	9.1	341.3
Long-term debt retired	(4.4)	(4.4)
Purchase of treasury stock	(5.2)	—
Net proceeds from stock option activity	5.2	6.4
Dividends paid	(10.4)	(9.7)

Cash Provided by (Used in) Financing Activities	(5.7)	333.6

Discontinued
Cash Used in Discontinued Operations	—	(2.1)

Net increase in cash and cash equivalents	4.3	21.3
Cash and cash equivalents - beginning of period	25.8	24.0

Cash and Cash Equivalents - End of Period	$30.1	$45.3

A. O. SMITH CORPORATION

Business Segments

(dollars in millions)

(unaudited)

	Three Months ended June 30		Six Months ended June 30
	2007	2006	2007	2006
Net sales
Water Products	$354.2	$342.9	$709.7	$574.3
Electrical Products	258.5	254.1	481.5	483.3
Inter-Segment Sales	(1.2)	(2.5)	(2.5)	(3.9)

	$611.5	$594.5	$1,188.7	$1,053.7

Operating earnings
Water Products	$37.0	$33.2	$71.2	$59.1
Electrical Products (1)	18.2	16.6	28.4	30.1
Inter-Segment earnings	—	(0.1)	(0.1)	(0.1)

	55.2	49.7	99.5	89.1

Corporate expenses (2)	(11.9)	(6.0)	(23.1)	(20.9)
Interest expense	(7.0)	(7.5)	(13.8)	(10.5)

Earnings before income taxes	36.3	36.2	62.6	57.7
Tax provision	9.3	11.3	16.1	17.3

Earnings from continuing operations	$27.0	$24.9	$46.5	$40.4

(1) includes pretax restructuring and other charges of:	$0.1	$1.8	$1.3	$3.0
(2) includes pretax restructuring and other charges of:	$1.5	$—	$1.5	$0.3